Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES THIRD QUARTER 2024 RESULTS

BRENTWOOD, Tenn., November 12, 2024 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading short-stay surgical facility owner and operator, today announced results for the third quarter ended September 30, 2024.
•Revenues increased 14.3% to $770.4 million compared to the prior year period
◦Same-facility revenues increased 4.2%
◦Same-facility cases increased 3.7%
•Net loss attributable to Surgery Partners, Inc. was $31.7 million
◦Adjusted EBITDA was $128.6 million, representing 21.9% growth compared to the prior year period
•Adjusted EBITDA margin was 16.7%, expanding 100 basis points from the prior year period
•Full year 2024 revenue and Adjusted EBITDA guidance reaffirmed at greater than $3.075 billion and greater than $508 million, respectively
Wayne DeVeydt, Executive Chairman of the Board of Surgery Partners, noted, "We are proud to report another quarter of strong growth in Adjusted EBITDA and revenue, both of which were in line with our expectations. This growth is derived from a combination of core organic growth and inorganic growth strategies in line with our long-term growth algorithm."
Eric Evans, Chief Executive Officer, stated, "Surgical case volume, particularly in higher acuity and strategically important growth areas, remained strong this quarter. Together with recent acquisitions, we remain well positioned to continue to benefit from the migration of surgical cases to the optimal site of care and to deliver sustained mid-teens Adjusted EBITDA growth.”
Dave Doherty, Chief Financial Officer, commented, "We ended the quarter with $222 million of consolidated cash and revolver capacity of $596 million. Combined with the actions we took late last year and earlier this year to mitigate exposure to refinancing and interest rates, our balance sheet can sustain our future growth opportunities."
Third Quarter 2024 Results
Revenues for the third quarter of 2024 increased 14.3% to $770.4 million from $674.1 million for the third quarter of 2023. Same-facility revenues for the third quarter of 2024 increased 4.2% from the same period last year, with a 0.5% increase in revenue per case and a 3.7% increase in same-facility cases. For the third quarter of 2024, the Company’s Adjusted EBITDA was $128.6 million, compared to $105.5 million for the same period last year.
Year-to-Date 2024 Results
Revenues year-to-date 2024 increased 12.1% to $2,249.9 million from $2,007.9 million for the 2023 period. Same-facility revenues for year-to-date 2024 increased 8.7% from the same period last year, with a 5.2% increase in revenue per case and a 3.4% increase in same-facility cases. For year-to-date 2024, the Company’s Adjusted EBITDA was $344.4 million, compared to $295.8 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $221.8 million and $595.8 million of borrowing capacity under its revolving credit facility at September 30, 2024. Cash flows from operating activities was $65.2 million for the third quarter of 2024, compared to $104.6 million in the prior year quarter. The year-over-year change is due to increased transaction-related costs, the timing of routine transactions involving working capital and the impact of Hurricane Helene on collections.
Year-to-date, operating cash flows were $188.7 million compared to $231.2 million in the prior year period.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 3.8x at the end of the third quarter of 2024.

2024 Outlook
The Company reaffirmed its outlook for 2024 revenues and Adjusted EBITDA to be greater than $3.075 billion and greater than $508 million, respectively.
Conference Call Information
Surgery Partners will hold a conference call today, November 12, 2024 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13749078. The replay will be available until November 26, 2024.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 200 locations in 33 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired or developed businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring or operating surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the SEC. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, and Adjusted EBITDA related to unconsolidated affiliates, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.
SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues	$770.4	$674.1	$2,249.9	$2,007.9
Operating expenses:
Salaries and benefits	228.4	195.0	666.8	592.4
Supplies	201.4	179.2	589.9	549.8
Professional and medical fees	91.0	72.4	266.0	219.9
Lease expense	23.9	21.1	67.5	64.3
Other operating expenses	48.2	40.6	147.7	127.6
Cost of revenues	592.9	508.3	1,737.9	1,554.0
General and administrative expenses	29.2	36.8	102.7	100.0
Depreciation and amortization	50.2	28.9	118.7	87.0
Transaction and integration costs	29.4	12.8	66.1	37.3
Net loss on disposals, consolidations and deconsolidations	14.7	5.8	21.5	7.5
Equity in earnings of unconsolidated affiliates	(5.2)	(3.5)	(12.3)	(9.4)
Litigation settlement	0.5	3.6	(0.8)	8.1
Loss on debt extinguishment	—	—	5.1	—
Other income, net	(2.2)	(1.2)	(10.7)	(3.2)
	709.5	591.5	2,028.2	1,781.3
Operating income	60.9	82.6	221.7	226.6
Interest expense, net	(50.0)	(49.8)	(148.8)	(144.3)
Income before income taxes	10.9	32.8	72.9	82.3
Income tax (expense) benefit	(4.5)	(3.1)	(13.8)	6.3
Net income	6.4	29.7	59.1	88.6
Less: Net income attributable to non-controlling interests	(38.1)	(34.6)	(118.7)	(99.5)
Net loss attributable to Surgery Partners, Inc.	$(31.7)	$(4.9)	$(59.6)	$(10.9)

Net loss per share attributable to common stockholders
Basic	$(0.25)	$(0.04)	$(0.47)	$(0.09)
Diluted (1)	$(0.25)	$(0.04)	$(0.47)	$(0.09)
Weighted average common shares outstanding
Basic	126,172	125,747	126,093	125,559
Diluted (1)	126,172	125,747	126,093	125,559

(1)The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive.
SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)
(Unaudited)

	September 30, 2024	December 31, 2023

Balance Sheet Data (at period end):
Cash and cash equivalents	$221.8	$195.9
Total current assets	1,035.8	895.0
Total assets	7,534.4	6,876.7

Current maturities of long-term debt	97.3	73.3
Total current liabilities	575.2	523.0
Long-term debt, less current maturities	3,094.2	2,701.8
Total liabilities	3,986.1	3,514.8

Non-controlling interests—redeemable	436.4	327.4

Total Surgery Partners, Inc. stockholders' equity	1,896.5	1,987.2
Non-controlling interests—non-redeemable	1,215.4	1,047.3
Total stockholders' equity	3,111.9	3,034.5

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$65.2	$104.6	$188.7	$231.2
Investing activities	(49.6)	(25.6)	(376.8)	(167.5)
Purchases of property and equipment	(20.2)	(18.9)	(68.1)	(69.0)
Payments for acquisitions, net of cash acquired	(26.6)	(5.3)	(291.2)	(48.8)
Purchases of equity investments	—	(1.8)	(1.7)	(50.2)
Financing activities	(7.3)	(20.4)	214.0	(110.6)
Distributions to non-controlling interest holders	(41.7)	(34.1)	(122.4)	(111.0)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Other Data:
Number of surgical facilities as of the end of period	166	152	166	152
Number of consolidated surgical facilities as of the end of period	123	119	123	119

Cases	162,635	146,514	482,547	452,653
Revenue per case	$4,737	$4,601	$4,663	$4,436
Adjusted EBITDA (1)	$128.6	$105.5	$344.4	$295.8
Adjusted EBITDA margin (2)	16.7%	15.7%	15.3%	14.7%
Adjusted net income per share attributable to common stockholders - Basic (1)	$0.19	$0.19	$0.50	$0.56
Adjusted net income per share attributable to common stockholders - Diluted (1)	$0.19	$0.19	$0.49	$0.55
(1)A reconciliation of these non-GAAP financial measures appears below.
(2)Defined as Adjusted EBITDA as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Same-facility Information (1):
Cases	176,650	167,646	515,642	496,135
Case growth	5.4%	N/A	3.9%	N/A
Revenue per case	$4,717	$4,695	$4,463	$4,244
Revenue per case growth	0.5%	N/A	5.2%	N/A
Number of work days in the period	64	63	192	191
Case growth (days adjusted)	3.7%	N/A	3.4%	N/A
Revenue growth (days adjusted)	4.2%	N/A	8.7%	N/A

(1)Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Segment Revenues:
Surgical Facility Services	$735.4	$657.3	$2,158.5	$1,956.5
Ancillary Services	35.0	16.8	91.4	51.4
Total revenues	$770.4	$674.1	$2,249.9	$2,007.9

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Adjusted EBITDA:
Surgical Facility Services	$149.6	$138.6	$419.3	$384.1
Ancillary Services	0.7	(1.2)	(0.6)	(2.7)
All other	(21.7)	(31.9)	(74.3)	(85.6)
Total Adjusted EBITDA	$128.6	$105.5	$344.4	$295.8

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Income before income taxes	$10.9	$32.8	$72.9	$82.3

Net income attributable to non-controlling interests	(38.1)	(34.6)	(118.7)	(99.5)
Interest expense, net	50.0	49.8	148.8	144.3
Depreciation and amortization	50.2	28.9	118.7	87.0
Equity-based compensation expense	7.1	4.4	27.1	13.2
Transaction, integration and acquisition costs (1)	31.5	13.0	71.2	38.8
Net loss on disposals, consolidations and deconsolidations	14.7	5.8	21.5	7.5
Litigation settlements and regulatory change impact (2)	1.6	4.2	1.5	13.9
Loss on debt extinguishment	—	—	5.1	—
Undesignated derivative activity	—	—	—	0.6
Other (3)	0.7	1.2	(3.7)	7.7
Adjusted EBITDA (4)	$128.6	$105.5	$344.4	$295.8
(1)This amount includes transaction and integration costs of $29.4 million and $12.8 million for the three months ended September 30, 2024 and 2023, respectively. This amount further includes start-up costs related to de novo surgical facilities of $2.1 million and $0.2 million for the three months ended September 30, 2024 and 2023, respectively.
This amount includes transaction and integration costs of $66.1 million and $37.3 million for the nine months ended September 30, 2024 and 2023, respectively. This amount further includes start-up costs related to de novo surgical facilities of $5.1 million and $1.5 million for the nine months ended September 30, 2024 and 2023, respectively.
(2)This amount includes a litigation settlement loss of $0.5 million and $3.6 million for the three months ended September 30, 2024 and 2023, respectively. This amount also includes other litigation costs of $1.1 million and $0.6 million for the three months ended September 30, 2024 and 2023, respectively.
This amount includes a litigation settlements gain of $0.8 million and a loss of $8.1 million for the nine months ended September 30, 2024 and 2023, respectively. This amount also includes other litigation costs of $2.3 million and $1.4 million for the nine months ended September 30, 2024 and 2023, respectively. Additionally, the nine months ended September 30, 2023 includes $4.4 million related to the impact of recent changes in Florida law regarding the use of letters of protection.
(3)For the three months ended September 30, 2024, this amount includes hurricane-related impacts. For the three months ended September 30, 2023, this amount includes estimates for the net impact of a cyber event.
For the nine months ended September 30, 2024, this amount includes hurricane-related impacts in the third quarter of 2024, net of insurance proceeds related to cyber event losses predominantly incurred in 2023. For the nine months ended September 30, 2023, this amount includes estimates for the net impact of the same cyber event and losses from a divested business.
(4)We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table provides supplemental information for Adjusted EBITDA related to unconsolidated affiliates:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted EBITDA related to unconsolidated affiliates:
Management fee revenues (1)(2)	$6.8	$6.2	$20.0	$16.4
Equity in earnings of unconsolidated affiliates (2)	5.2	3.5	12.3	9.4
Plus:
Start-up costs related to unconsolidated de novo surgical facilities (3)	0.9	0.5	2.9	1.3
Adjusted EBITDA related to unconsolidated affiliates	$12.9	$10.2	$35.2	$27.1
(1)Includes management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method and management of surgical facilities in which it does not own an interest. Management fee revenues are included in Revenues on the Consolidated Statements of Operations.
(2)Included as a component of income before income taxes in the Adjusted EBITDA reconciliation table above.
(3)Start-up costs related to de novo surgical facilities are included in Transaction, integration and acquisition costs in the Adjusted EBITDA reconciliation table above.
From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and management does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and the Company's Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, management believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP measures as presented in the consolidated financial statements.
The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net income attributable to common stockholders used to calculate adjusted net income per share attributable to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Consolidated Statements of Operations Data:
Net income	$6.4	$29.7	$59.1	$88.6
Plus (minus):
Net income attributable to non-controlling interests	(38.1)	(34.6)	(118.7)	(99.5)
Equity-based compensation expense	7.1	4.4	27.1	13.2
Transaction, integration and acquisition costs	31.5	13.0	71.2	38.8
Net loss on disposals, consolidations and deconsolidations	14.7	5.8	21.5	7.5
Litigation settlements and regulatory change impact	1.6	4.2	1.5	13.9
Loss on debt extinguishment	—	—	5.1	—
Other	0.7	1.2	(3.7)	7.7
Adjusted net income attributable to common stockholders	$23.9	$23.7	$63.1	$70.2

Adjusted net income per share attributable to common stockholders
Basic	$0.19	$0.19	$0.50	$0.56
Diluted	$0.19	$0.19	$0.49	$0.55
Weighted average common shares outstanding
Basic	126,172	125,747	126,093	125,559
Diluted	127,640	127,376	127,521	127,173

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com